Exhibit 99.1

For Immediate Release

AppliedMicro Agrees to Acquire TPACK for Emerging OTN Opportunities

Transaction offers carrier-class silicon packet transport roadmap from early flexible implementations through volume ASSPs

SUNNYVALE, Calif. – Aug. 18, 2010 – Applied Micro Circuits Corporation, or AppliedMicro (Nasdaq: AMCC) today announced that it has entered into a definitive stock purchase agreement to acquire TPACK A/S of Copenhagen, Denmark. Applied Micro Circuits will pay $32 million in cash plus up to $5 million in cash earn-outs that are dependent primarily upon TPACK revenues and product development milestones scheduled over the next eighteen months. The transaction is expected to be profit neutral, excluding transaction costs, for our fiscal year ending March 31, 2011 and to be accretive thereafter. .

The acquisition of TPACK, an industry-leading provider of silicon intellectual property (IP) for Mapping and Switching functions to leading telecom and networking equipment suppliers, will enable AppliedMicro to expand its presence and customer relationships in the rapidly growing Optical Transport Network (OTN) and Carrier Ethernet markets.

TPACK’s SOFTSILICON™ products support the fastest deployment of new carrier-class packet and optical network standards with the greatest flexibility for Tier 1 equipment vendors. Implemented in Altera FPGA devices, TPACK’s solutions address the unique requirements of individual equipment vendors and accelerate time-to-market for 10, 40 and 100 Gbps OTN switching and routing solutions. As OTN standards evolve and mature, AppliedMicro will use the early engagement work with customers and develop standard reference designs that maintain software compatibility while offering lower cost and lower power.

“While the OTN silicon market is growing rapidly, OTN standards and implementations are still evolving— thereby offering system OEMs a broad field to uniquely differentiate their products with custom features and legacy support at various levels. This has led a large proliferation of FPGA technology within our customers’ platforms. These FPGA solutions sit beside our products and together provide a scalable, system solution for our customers,” said George Jones, Head of Marketing and Business Development for Transport products at AppliedMicro. “TPACK’s IP implemented in Altera FPGAs will provide us with the flexibility to meet our customers’ special requirements and get to market quickly with leading-edge performance. We believe TPACK’s team of talented engineers will make AppliedMicro more nimble and responsive to a greater range of market needs as system requirements continue to evolve and grow.”

Founded in 2001, TPACK has 37 employees, including 28 design engineers, and brings a track record of innovative product development and steady financial growth as a privately-held company. Following the acquisition closing, the company will continue to operate from its Copenhagen office as a wholly-owned subsidiary of AppliedMicro.

“AppliedMicro shares our vision on how to meet the emerging OTN standards, first with soft-FPGA solutions, and then extend the lessons learned from early customer engagements to improve integration of our Framer-Mapper and Carrier Packet Processor product lines,” said Colin L.M. Macnab, CEO of TPACK. “This acquisition delivers a partnership providing customers with an industry-first, allowing OEMs to transition from first-to-market solutions, through HardCopy® to volume production while maintaining a unified hardware and software architecture.”

“TPACK’s innovative SOFTSILICON™ solution extends the benefits of low NRE and feature-rich flexibility of FPGA solutions into rapidly emerging OTN market space,” said Arun Iyengar, senior director of the communications and broadcast business units at Altera Corporation. “With this acquisition, we look forward to having the same collaborative effort with AppliedMicro that we enjoyed with TPACK. The packet optical transport space is a focused market for us and one that we continue to build upon through our close work with AppliedMicro and the TPACK design team.”

The stock purchase transaction is subject to customary closing conditions, and is expected to close within the next thirty (30) days.

AppliedMicro will host a conference call with analysts before the opening of market at 5:30 a.m. PDT on Thursday August 19,2010. To listen to the call, please use the following information: 866.277.1181 using passcode 78250794. A replay of the call will be available through August 26, 2010 at 888-286-8010, passcode 63591805.

About TPACK

TPACK delivers cutting edge Silicon ICs providing core data transport and switching functions to leading Telecom and Networking equipment suppliers. TPACK’s SOFTSILICON™ products support the fastest deployment of new Carrier Class Packet and Optical Network standards, providing the most flexible, cost and power effective implementations throughout the life of the equipment. TPACK’s customer base includes Tier 1 equipment providers who account for more than 50% of the optical transport equipment market.

AppliedMicro Overview

AppliedMicro is a global leader in energy conscious communications and computing solutions for telco, enterprise, data center, consumer and SMB applications. With a 30-year heritage as an innovator in high-speed connectivity and high performance embedded processing, AMCC, now AppliedMicro, employs patented transport and embedded processor SoCs to provide high performance energy efficient products. AppliedMicro’s corporate headquarters are located in Sunnyvale, California. Sales and engineering offices are located throughout the world. For further information regarding AppliedMicro, visit the company’s Web site at http://www.apm.com.

Corporate Contact:	Media Contact:

AppliedMicro	The Bernard Group
Tally Kaplan Porat	Tom Murphy
(o) 408.702.3139	(o) 831-661-0260
(c) 408.483.8370	(c) 831-402-4142
tkaplan@apm.com	tmurphy@bernardgroup.com

Applied Micro Circuits Corporation, AMCC, AppliedMicro and the AppliedMicro logo are trademarks or registered trademarks of Applied Micro Circuits Corporation. All other product or service names are the property of their respective owners.

This news release contains forward-looking statements that reflect the Company’s current view with respect to future events and financial performance. These forward-looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including, but not limited to, risk that the sale will not close or will not close in the timeframe anticipated or that the sale will have little or no positive impact on the Company’s business, and risks relating to general economic conditions. More information about potential factors that could affect the Company’s business and financial results is included in the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010, and the Company’s other filings with the Securities and Exchange Commission. Actual results could differ materially, as a result of such factors, from those set forth in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the issuance of this press release.